SCHEDULE A

VALUED ADVISERS TRUST

PORTFOLIOS AND CLASSES THEREOF

As amended on May 29, 2020

PORTFOLIO/CLASSES

Summitry Equity Fund

LS Opportunity Fund

Green Owl Intrinsic Value Fund

Foundry Partners Fundamental Small Cap Value Fund

Sound Mind Investing Fund

SMI Dynamic Allocation Fund

BFS Equity Fund

Dana Large Cap Equity Fund

SMI 50/40/10 Fund

Dana Small Cap Equity Fund

Belmont Theta Income Fund

Dana Epiphany ESG Equity Fund